Exhibit 99.1

METHODE ELECTRONICS, INC. REPORTS

FISCAL 2010 FOURTH-QUARTER AND FULL-YEAR RESULTS

Net Sales and Gross Margins Improve Year over Year and Sequentially over the Third Quarter

Chicago, IL — July 1, 2010 — Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced operating results for the Fiscal 2010 fourth quarter and year ended May 1, 2010.

Fourth-Quarter Fiscal 2010

Methode’s fourth-quarter Fiscal 2010 net sales increased $6.7 million, or 7.5 percent, to $95.7 million from $89.0 million in the fourth quarter of Fiscal 2009. Net income increased $108.7 million to $16.1 million, or $0.44 per share, in the fourth quarter of Fiscal 2010 compared to a loss of $92.6 million, or $2.50 per share, in the same period of Fiscal 2009. Improved sales and lower overall manufacturing costs due to the Company’s restructuring efforts in prior periods contributed to higher net income in the Fiscal 2010 fourth quarter compared to the same period last year.

Fiscal 2010 fourth-quarter net income also benefitted from:

•                  No goodwill and other asset write-off expenses in the Fiscal 2010 period compared with $61.7 million in write-offs in the Fiscal 2009 period.

•                  Lower restructuring expenses of $0.5 million in the Fiscal 2010 period compared with $10.3 million in the Fiscal 2009 period.

•                  A favorable tax benefit of $8.8 million in the Fiscal 2010 period compared to income tax expense of $14.0 million in the Fiscal 2009 period.

•                  Favorable changes in reserve estimates of approximately $3.0 million, the majority affecting cost of products sold, which have been calculated in a consistent manner each reporting period, and were reduced due to business growth, effective inventory management, favorable fringe benefit and product assurance experience.

As mentioned above, Methode recorded restructuring charges during the Fiscal 2010 fourth quarter of $0.5 million, or $0.01 per share, and during the Fiscal 2009 fourth quarter of $10.3 million, or $0.41 per share. The Company completed its restructuring activities during the Fiscal 2010 fourth quarter.

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Excluding restructuring charges in both periods and the goodwill and other assets charge in the fourth quarter of Fiscal 2009, Methode’s net income was $16.4 million, or $0.45 per share, in the fourth quarter of Fiscal 2010 compared to a net loss of $4.7 million, or $0.10 per share, in the same period of Fiscal 2009.

Consolidated gross margins (including other income) as a percentage of sales increased to 23.5 percent in the Fiscal 2010 fourth quarter from 8.1 percent in the comparable period of Fiscal 2009 due to increased sales and the restructuring actions previously taken to reduce the Company’s cost structure, as well as a change in the estimate of reserves.

Selling and administrative expenses increased $1.6 million, or 12.2 percent, to $14.7 million in the Fiscal 2010 fourth quarter compared to $13.1 million in the prior-year period. The increase is due to $1.5 million in legal fees related to the Delphi supply agreement and patent dispute and to $0.1 million attributable to stock-based compensation in the fourth quarter of Fiscal 2010 compared with a net reversal of expense of $1.2 million in the fourth quarter of Fiscal 2009. Higher selling and administrative expense in the Fiscal 2010 fourth quarter was partially offset by reductions attributable to the Company’s restructuring and consolidation efforts in prior periods. Selling and administrative expenses as a percentage of sales increased to 15.4 percent in the fourth quarter of Fiscal 2010, compared to 14.7 percent in the same period of Fiscal 2009.

In the fourth quarter of Fiscal 2010, income taxes — expense/ (benefit) decreased $22.8 million to a benefit of $8.8 million compared to an expense of $14.0 million in the fourth quarter of Fiscal 2009. The $8.8 million benefit for Fiscal 2010 primarily relates to the ability to carry back current year U.S.-based losses and deductions. In the fourth quarter of Fiscal 2009, the Company recorded a $28.0 million valuation allowance due to the uncertainty of the future utilization of the tax benefits primarily generated by the impairment of intangible assets and restructuring charges. The effective tax rates for Fiscal 2010 and 2009 reflect utilization of foreign investment tax credits and the effect of lower tax rates on income of the Company’s foreign operations and a higher percentage of earnings at those foreign operations.

Comparing the fourth quarter of Fiscal 2010 to the same period of Fiscal 2009, Automotive segment

•                  Net sales improved 1.3 percent attributable to stronger sales in the Company’s European and Asian markets, partially offset by lower sales attributable to the planned exit of legacy automotive products, and no sales to Delphi compared to $7.9 million of sales to Delphi.

•                  Gross margins (including other income) as a percentage of sales increased to 18.9 percent from 10.0 percent.

•                  Fourth-quarter Fiscal 2010 income/(loss) before income taxes increased to $4.7 million from a loss of $37.8 million.

Comparing the fourth quarter of Fiscal 2010 to the same period of Fiscal 2009, Interconnect segment

•                  Net sales increased 17.9 percent attributable to solid growth at TouchSensor and Hetronic.

•                  Gross margins (including other income) as a percentage of sales increased to 35.4 percent from 21.5 percent.

•                  Fourth-quarter Fiscal 2010 income/(loss) before income taxes increased to $5.1 million from a loss of $32.1 million.

Comparing the fourth quarter of Fiscal 2010 to the same period of Fiscal 2009, Power Products segment

•                  Net sales improved 3.0 percent.

•                  Gross margins (including other income) as a percentage of sales increased to 33.0 percent from 1.0 percent.

•                  Fourth-quarter Fiscal 2010 income/(loss) before income taxes increased to $1.1 million from a loss of $1.6 million.

Fiscal Year 2010 Results

For the Fiscal year ended May 1, 2010, net sales decreased $52.5 million, or 12.3 percent, to $373.1 million from $425.6 million for the year ended May 2, 2009. Net income/ (loss) improved $126.2 million to income of $13.7 million, or $0.37 per share, in the Fiscal 2010 period compared to a loss of $112.5 million, or $3.05 per share, in the Fiscal 2009 period.

Net income in Fiscal 2010 improved compared to Fiscal 2009 due in part to no goodwill and other asset write-off expenses in Fiscal 2010 compared with $94.4 million in write-offs for Fiscal 2009 and a favorable tax benefit of $6.0 million in Fiscal 2010 compared to income tax expense of $1.7 million in Fiscal 2009. Fiscal 2010 net income was also favorably impacted by lower restructuring charges, amortization expense and other expense in Fiscal 2010 compared to Fiscal 2009, as well as lower overall manufacturing costs due to the Company’s restructuring efforts in prior periods, partially offset by higher selling and administrative expense in Fiscal 2010 compared to Fiscal 2009 due to legal expenses associated with the Delphi supply agreement and patent dispute.

The Company recorded a restructuring charge during Fiscal 2010 of $7.8 million, or $0.14 per share, compared to $25.3 million, or $0.68 per share, in Fiscal 2009. All previously announced restructuring initiatives are now complete. Excluding restructuring charges in both periods, a $1.7 million reversal of one-time pricing contingencies included in net sales in the Fiscal 2010 second quarter and impairment of goodwill and other assets charge of $94.4 million in Fiscal 2009, Methode’s net income was $17.8 million, or $0.48 per share, in Fiscal 2010 compared to net income of $6.3 million, or $0.17 per share, in Fiscal 2009.

Consolidated gross margins (including other income) as a percentage of sales improved to 21.4 percent in Fiscal 2010 from 17.0 percent in Fiscal 2009 despite the 12.3 percent decline in sales, largely due to higher other income in Fiscal 2010, as well as restructuring and consolidation efforts that were undertaken in prior periods to reduce the Company’s cost structure.

Selling and administrative expenses increased $5.2 million, or 9.1 percent, to $62.4 million in Fiscal 2010 from $57.2 million in Fiscal 2009. The increase is due to $5.8 million in legal fees related to the Delphi supply agreement and patent dispute, and to $0.9 million attributable to stock-based compensation in Fiscal 2010 compared with a net reversal of expense of $0.6 million in Fiscal 2009. The increase in selling and administrative expense in Fiscal 2010 was partially offset by a reduction of $2.0 million attributable to the Company’s restructuring and consolidation efforts in prior periods. Selling and administrative expenses as a percentage of net sales increased to 16.7 percent in Fiscal 2010 from 13.4 percent in Fiscal 2009.

Amortization of intangibles decreased $4.6 million, or 66.7 percent, to $2.3 million for Fiscal 2010, compared to $6.9 million for Fiscal 2009 due to the impairment of certain intangible assets in Fiscal 2009.

Income taxes — expense/ (benefit) decreased $7.7 million to a benefit of $6.0 million in Fiscal 2010 compared to an expense of $1.7 million in Fiscal 2009. The $6.0 million benefit for Fiscal 2010 includes taxes booked on foreign profits of $0.5 million, book to income tax return adjustments of $2.9 million and other adjustments of $1.7 million. In addition, a benefit of $3.2 million was recorded due to the settlement of uncertain tax positions and related interest from prior periods. For Fiscal 2010, there is a loss before income taxes in the Company’s U.S.-based businesses. Therefore, a tax carry-back benefit of $7.9 million was recorded in Fiscal 2010. The effective tax rates for Fiscal 2010 and 2009 reflect utilization of foreign investment tax credits and the effect of lower tax rates on income of the Company’s foreign operations and a higher percentage of earnings at those foreign operations.

Comparing Fiscal 2010 to Fiscal 2009, Automotive segment

•                  Net sales decreased 18.2 percent, negatively impacted by lower sales to Delphi of 65.8 percent, planned lower legacy automotive products sales of $13.8 million, or 93.2 percent, and the softening of the global economic environment.

•                  Gross margins (including other income) as a percentage of sales improved to 18.3 percent from 16.5 percent largely attributable to restructuring and consolidation efforts in previous periods partially offset by inefficiencies caused by extended automotive customer plant shut downs. Gross margins (including other income) as a percentage of sales also benefitted from $1.7 million relating to a one-time reversal of pricing contingencies.

•                  Fiscal 2010 income/(loss) before income taxes increased to $11.2 million from a loss of $24.0 million.

Comparing Fiscal 2010 to Fiscal 2009, Interconnect segment

•                  Net sales decreased 5.3 percent due to sales declines in North America and Asia primarily due to the restructuring of the Interconnect segment’s legacy businesses during the first quarter of Fiscal 2010, but favorably impacted by the Hetronic acquisition in September 2008.

•                  Gross margins (including other income) as a percentage of sales increased to 28.7 percent from 24.0 percent also due mainly to restructuring and consolidation efforts in previous periods.

•                  Fiscal 2010 income/(loss) before income taxes increased to $10.3 million from a loss of $60.7 million.

Comparing Fiscal 2010 to Fiscal 2009, Power Products segment

•                  Net sales decreased 5.4 percent, driven mainly by lower demand for flexible cabling and heat sink products in the U.S.

•                  Gross margins (including other income) as a percentage of sales increased to 26.0 percent from 12.9 percent also attributable mainly to restructuring and consolidation efforts in previous periods.

•                  Fiscal 2010 income/(loss) before income taxes increased to $3.4 million from a loss of $5.7 million.

Management Comments

President and Chief Executive Officer Donald W. Duda said, “In Fiscal 2010, Methode returned to profitability. We finished the year with a strong fourth quarter, in which consolidated sales improved about 7 percent both year over year and sequentially, notwithstanding lower sales attributable to the planned exit of legacy automotive products and the loss of sales to Delphi. Additionally, consolidated gross margin as a percentage of sales increased during the fourth quarter on both a year over year and sequential basis over third quarter, even when excluding the favorable changes in reserve estimates of $3.0 million in the fourth quarter.

“While we are encouraged by our fourth-quarter results and pleased that our restructuring efforts have produced improved results, we remain cautious about our business outlook for the next few quarters for three reasons. First, the Fiscal fourth quarter is historically a strong quarter. Second, July, which will be included in our first-quarter Fiscal 2011 results, is typically our slowest month in the Automotive segment. And third, the global economic recovery remains tenuous, especially in light of the current debt crisis in Europe, its effect on the euro and possible impact on global economic growth.”

Mr. Duda concluded, “During Fiscal 2010 we continued to strategically position the Company by strengthening our technology toolbox through investments and licenses with Lumidigm for biometric sensing, and in the alternative energy market through Eetrex. With a solid balance sheet and cash position, global engineering, manufacturing and sales infrastructure, as well as value-added solutions that help our customers win in their markets, I believe Methode is well positioned for increased shareholder value through long-term growth in revenue and margins.”

Conference Call

The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central time today. To participate in the conference call, please dial (877) 407-8031 (domestic) or (201) 689-8031 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon. A replay of the conference call, as well as an MP3 download, will be available shortly after the call through July 14 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Account number 286 and Conference ID number 352430. On the Internet, a replay will be available for 30 days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, the Czech Republic, Germany, India, Lebanon, Malta, Mexico, the Philippines, Singapore, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode’s Web site www.methode.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode’s expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode’s filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers; (2) dependence on the automotive, appliance, computer and communications industries and the consumer and industrial equipment markets; (3) seasonal and cyclical nature of some of our businesses, including further downturns in the automotive industry; (4) ability to compete effectively in our technology-based businesses and the markets in which we operate; (5) customary risks related to conducting international operations; (6) ability to keep pace with rapid technological changes; (7) ability to avoid design or manufacturing defects; (8) ability to protect our intellectual property or if we infringe, or are alleged to infringe, on another person’s intellectual property; (9) dependence on the availability and price of raw materials; (10) affect of acquisition or divestiture of various business operations on our business, financial condition and operating results; (11) significant fluctuation between the U.S. dollar and other currencies; (12) unfavorable tax legislation; (13) the future trading price of our common stock could be subject to wide price fluctuations; and (14) risks of owning real property.

For Methode Electronics Inc. - Investor Contacts:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com

Methode Electronics, Inc.

Financial Highlights

(In thousands, except per share data, unaudited)

	Three Months Ended
	May 1,	May 2,
	2010	2009

Net sales	$95,738	$89,045
Other income	935	759
Cost of products sold	74,094	82,739
Restructuring	443	10,281
Impairment of goodwill and intangible assets	—	61,696
Selling and administrative expenses	14,758	12,913
Amortization of intangibles	608	1,524
Income/(loss) from operations	6,770	(79,349)
Interest income, net	30	167
Other income, net	503	746
Income/(loss) before income taxes	7,303	(78,436)
Income tax expense/(benefit)	(8,724)	13,994
Net income/(loss)	16,027	(92,430)
Less: Net income/(loss) attributable to noncontrolling interest	(69)	122
Net income/(loss) attributable to Methode Electronics, Inc.	16,096	(92,552)

Basic and diluted income/(loss) per common share	$0.44	$(2.50)

Basic and diluted	37,003	36,598

	Fiscal Year Ended
	May 1,	May 2,
	2010	2009

Net sales	$373,136	$425,644
Other income	4,510	3,202
Cost of products sold	297,711	356,496
Restructuring	7,770	25,278
Impairment of goodwill and intangible assets	—	94,374
Selling and administrative expenses	62,427	57,128
Amortization of intangibles	2,297	6,933
Income/(loss) from operations	7,441	(111,363)
Interest income/(expense), net	(139)	1,382
Other income/(expense), net	515	(479)
Income/(loss) before income taxes	7,817	(110,460)
Income tax expense/(benefit)	(5,964)	1,680
Net income/(loss)	13,781	(112,140)
Less: Net income attributable to noncontrolling interest	126	343
Net income/(loss) attributable to Methode Electronics, Inc.	13,655	(112,483)

Basic and diluted loss per common share	$0.37	$(3.05)

Basic and diluted	36,932	36,879

Methode Electronics, Inc.

Summary Balance Sheet

(In thousands)

	May 1,	May 2,
	2010	2009
	(unaudited)
Cash	$63,821	$54,030
Accounts receivable - net	68,649	60,406
Inventories	29,760	37,244
Other current assets	22,366	26,384
Total Current Assets	184,596	178,064

Property, plant and equipment - net	61,876	69,917
Goodwill	12,096	11,771
Intangible assets - net	18,811	20,501
Other assets	33,444	25,035
Total Assets	$310,823	$305,288

Accounts payable	$29,743	$24,495
Other current liabilities	29,002	29,023
Total Current Liabilities	58,745	53,518

Other liabilities	12,136	16,869
Total Methode Electronics, Inc. shareholders’ equity	236,754	231,776
Noncontrolling interest	3,188	3,125
Total shareholders’ equity	239,942	234,901
Total Liabilities and Shareholders’ Equity	$310,823	$305,288

Methode Electronics, Inc.

Summary Statement of Cash Flow

(In thousands)

	Fiscal Year Ended
	May 1,	May 2,
	2010	2009
Operating Activities:
Net income/(loss)	$13,781	$(112,140)
Provision for depreciation	17,112	30,103
Impairment of tangible assets	710	10,313
Impairment of goodwill and intangible assets	—	94,374
Amortization of intangible assets	2,297	6,933
Amortization of stock awards and stock options	871	(553)
Changes in operating assets and liabilities	(11,539)	6,347
Other	4,134	7,791
Net Cash Provided by Operating Activities	27,366	43,168

Investing Activities:
Purchases of property, plant and equipment	(9,379)	(17,064)
Acquisitions of businesses	(325)	(57,469)
Acquisitions of businesses and technology	(530)	(1,575)
Proceeds from life insurance policies	2,464	—
Other	—	(14)
Net Cash Used in Investing Activities	(7,770)	(76,122)

Financing Activities:
Repurchase of common stock	—	(5,252)
Proceeds from exercise of stock options	185	113
Tax benefit from stock options and awards	(31)	(209)
Dividends	(10,414)	(9,778)
Net Cash Used in Financing Activities	(10,260)	(15,126)

Effect of foreign exchange rate changes on cash	455	(2,195)

Increase/(Decrease) in Cash and Cash Equivalents	9,791	(50,275)

Cash and Cash Equivalents at Beginning of Period	54,030	104,305

Cash and Cash Equivalents at End of Period	$63,821	$54,030

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